Exhibit 1A-11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated March 19, 2021 relating to the balance sheet of AHP Title Holdings, LLC as of December 31, 2020, and the related statements of operations, changes in members’ deficit, and cash flows for the period from March 26, 2020 (inception) to December 31, 2020, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

August 18, 2021